AMENDMENT NO. 4 TO CREDIT AGREEMENT

             AMENDMENT NO. 4 TO CREDIT AGREEMENT (this “Amendment”) is entered into as of March 31, 2001, by and among HAUSER, INC., a Delaware corporation (the “Company”), HAUSER TECHNICAL SERVICES, INC., a Delaware corporation (“Technical”), BOTANICALS INTERNATIONAL EXTRACTS, INC., a Delaware corporation, ZETAPHARM, INC., a New York corporation, and WILCOX NATURAL PRODUCTS, INC., a Delaware corporation (collectively, the “Borrowers”), and WELLS FARGO BANK, N.A. (the “Lender”).

RECITALS

                           WHEREAS, the Borrowers are currently indebted to the Lender pursuant to the terms and conditions of that certain Credit Agreement dated as of June 11, 1999, as heretofore amended (the “Current Agreement”; and as amended hereby, the “Agreement”); and

                           WHEREAS, the aggregate amount of Revolving Loans presently outstanding under the Current Agreement exceeds the aggregate Borrowing Base thereunder;

                           WHEREAS, the Lender and the Borrowers have agreed to certain changes in the terms and conditions set forth in the Agreement and have agreed to amend the Agreement to reflect said changes.

                           NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Agreement shall be amended as follows:

             A.         Amendments.

                           1.          Section 1.01 of the Agreement, the defined term “Borrowing Base” is amended by replacing the period at the end of the definition with a semicolon and adding the following:  “provided, however, that the Lender in its sole and absolute discretion may allow over advances not to exceed $4,000,000 in the aggregate at any time outstanding, it being acknowledged by the Borrowers, without limiting the Lender’s discretion as aforesaid, that the Lender does not intend to allow any such over advances to exist after August 15, 2001.”

                           2.          Section 1.01 of the Agreement is further amended by deleting entirely the defined term “Commitment,” and replacing it with the following new definition:

                           “‘Commitment’ means the Lender’s ‘Revolving Credit Commitment,’ as such commitment may be reduced from time to time pursuant to Section 2.07.  The initial amount of the Lender’s Revolving Credit Commitment is $24,500,000, which amount shall be reduced to $21,000,000 effective October 30, 2000, $19,000,000 effective March 31, 2001 and $17,000,000 effective August 15, 2001.”

                           3.          Section 6.07(b) of the Agreement is amended by deleting entirely the provisions thereof and replacing them with the following:

                           "The Borrowers shall not permit the Consolidated Tangible Net Worth at the end of any fiscal quarter of the Company to be less than $4,000,000."

                           4.          Section 6.07(c) of the Agreement is amended by deleting entirely the provisions thereof and replacing them with the following:

                           "The Borrowers will not permit the Consolidated Operating Cash Flow to be less than negative $1,220,000 at the end of the fiscal quarter of the Company ending June 30, 2001; negative $2,040,000 at the end of the fiscal quarter of the Company ending September 30, 2001; positive $1,400,000 at the end of the fiscal quarter of the Company ending December 31, 2001; and positive $430,000 at the end of the fiscal quarter of the Company ending March 31, 2002."

             B.          Amendment Fee.  The Borrowers agree, jointly and severally, to pay to the Lender, simultaneously with the execution and delivery of this Amendment, an amendment fee of $10,000.

             C.          Conditions.  This Amendment shall not become effective until the date on which pursuant to the provisions of Section 8.03 of the Agreement, the Borrowers shall have paid, or reimbursed the Lender for, all of the Lender’s costs and expenses (including the fees and disbursements of outside counsel and allocated in-house counsel) in connection with, or related to, the negotiating and execution and effectiveness of this Agreement.

             D.         Covenants.  The Company agrees that upon the sale by the Company of certain assets relating to the Company’s Hauser Technical Services Division, which Division performs analytical testing, chemical synthesis, process development, custom chemical manufacturing, product testing and design of pharmaceutical, dietary supplement, plastic pipe and medical device products, the Company will apply the net proceeds (i.e. the gross proceeds of the sale, less closing costs and other costs of sale actually paid) it receives from such asset sale to payment of the outstanding Base Rate Revolving Loans.

             E.          General.  Except as specifically provided herein, all terms and conditions of the Agreement remain in full force and effect, without waiver or modification.  All terms defined in the Agreement shall have the same meaning when used in this Amendment.  This Amendment shall be effective upon delivery by the Lender to the Company of an executed counterpart original or facsimile copy.

             The Borrowers hereby remake all representations and warranties contained in the Agreement and reaffirm all covenants set forth therein.  The Borrowers further certify that as of the date of this Amendment, giving effect to the provisions hereof, there exists no Event of Default as defined in the Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

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             IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date and year first written above.

HAUSER, INC. By: /S/ KENNETH CLEVELAND Name: Kenneth Cleveland Title: Chief Executive Officer	WELLS FARGO BANK, N.A. By: /S/ ART BROKX Name: Art Brokx Title: Vice President

BOTANICALS INTERNATIONAL EXTRACTS, INC. By: /S/ KENNETH CLEVELAND Name: Kenneth Cleveland Title: Chief Executive Officer	ZETAPHARM, INC. By: /S/ KENNETH CLEVELAND Name: Kenneth Cleveland Title: Chief Executive Officer

WILCOX NATURAL PRODUCTS, INC. By: /S/ KENNETH CLEVELAND Name: Kenneth Cleveland Title: Chief Executive Officer	HAUSER TECHNICAL SERVICES, INC. By: /S/ KENNETH CLEVELAND Name: Kenneth Cleveland Title: Chief Executive Officer